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                                                                 EXHIBIT 99(1)

    Harrah's Entertainment Anticipates Fourth-Quarter Loss Due To Write-offs
              Related To New Orleans Casino And National Airlines;
      Harsh Winter Weather, Low Hold At Rio Further Impact Operating Income

      LAS VEGAS, January 18, 2001 - Harrah's Entertainment, Inc. (NYSE:HET), said today it expects to report a net loss of $1.36 to $1.40 per diluted share for the fourth quarter of 2000.

      The company said the net loss is due primarily to certain restructuring and other special charges that were recorded in the quarter:


      o Reserves of approximately $220 million related to the previously announced bankruptcy reorganization of JCC Holding Company, which is approximately 43 percent owned by Harrah's Entertainment. The impact of the reserves on the fourth-quarter results is estimated to be approximately $1.25 per share after tax.

      o Reserves of approximately $39 million related to the previously announced bankruptcy reorganization of National Airlines, which is approximately 48 percent owned by Harrah's Entertainment, in addition to its share of fourth-quarter operating losses, which approximate $2 million. The impact of these losses on Harrah's Entertainment's fourth-quarter earnings per share is estimated to be 23 cents after tax.

      o Losses and reserves of approximately $16 million, or 9 cents per share after tax, related to other write-offs and reserves, net of recoveries; project opening costs, and incremental depreciation related to assets to be removed from service in 2001.


      Harrah's operating results also were impacted by the:

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      o     Lower than normal hold percentage at the Rio. The hold percentage was low in October and November, but December's hold percentage was above normal. The impact on the quarter as a whole was an estimated 4 cents per share after tax.

      o Weather-related disruptions affected results at Eastern and Central Region casinos, reducing per-share earnings by an estimated 7 cents after taxes. Harsh winter weather throughout the Central Region affected patronage during the key Christmas to New Year's holiday period.

      o Losses arising from mark-to-market adjustment of insurance contracts held by the company amounted to approximately $5 million, or an estimated 3 cents per share after tax.

      Fourth-quarter diluted earnings per share, adjusted for the impact of the items discussed above, is expected to range from 31 to 35 cents.

      "Due to the expected reduction of losses associated with Harrah's New Orleans, which assumes a successful reorganization of JCC Holding by March 31, and the expected reduction of losses related to National Airlines, we believe the strong performances of our core Harrah's brand properties should enable Harrah's Entertainment to meet or exceed analysts' current consensus estimates for year 2001 earnings per share," said Phil Satre, Chairman and Chief Executive Officer.

      "The year 2000 was disappointing for us," he said. "Stellar operating results at most of our properties were offset by issues in New Orleans, National Airlines and the Rio. But I believe we are about to put those issues behind us.


      "We are looking at a very stable competitive supply situation in most markets for 2001," Satre said. "Demand appears to be firm and our consumer marketing-based


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strategy is firing on all cylinders. I believe Harrah's has an excellent opportunity to grow revenues and earnings organically by capitalizing on our geographic distribution, brand strategy, Total Rewards player-loyalty program, information technology capabilities and emphasis on customer service. We also are making carefully targeted capital investments at some of our existing locations where we can see the opportunity for appropriate returns.

      "We believe we are ahead of competing casino operators in using our investment in technology to build strong customer relationships. Aside from weather problems, the fourth-quarter performances at key Harrah's brand properties provide a compelling example of the power of Total Rewards in convincing customers to consolidate their casino play at our properties," he said.

      "The year 2001 will be the first year Total Rewards is integrated into all of our properties, and we expect it will help drive continued same-store sales growth."

      Harrah's Entertainment will host a conference call on Friday, January 19, 2001, at 9:00 a.m. Eastern Standard Time to discuss the fourth-quarter results, as well as general trends in the company's overall business. Those interested in participating in the conference call should dial 877-282-0743, or 703-871-3073 for international callers, about 10 minutes before the call start time. A taped replay of the conference call can be accessed at 888-266-2081, or 703-925-2533 for international callers, beginning at 2:00 p.m. Eastern Standard Time on January 19, 2001. The replay will be available through January 26, 2001. The pin number for the replay is 4923069.

      The conference call will also be available live or archived at our web site - WWW.HARRAHS.COM - in the "Investor Relations" section behind the "About Us" tab.

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      Founded more than 60 years ago, Harrah's Entertainment, Inc. is the most recognized and respected name in the casino-entertainment industry, operating 21 casinos in the United States under the Harrah's, Showboat, Rio and Players brand names. With a combined database of more than 19 million players, Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

      This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the company "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, such statements herein that describe the company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Such risks and uncertainties include, but are not limited to, economic, bank, equity and debt-market condition, changes in laws or regulations, third-party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including interest rates, abnormal gaming holds, and effects of competition.

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